Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NETEZZA CORPORATION, NETEZZA HOLDING CORP.,
AND
NUTECH SOLUTIONS, INC.
April 24, 2008

- i -

- ii -

		Page
9.9	Amendments and Waivers	46
9.10	Severability	46
Exhibit A — Form of Articles of Incorporation of the Surviving Corporation
Exhibit B — Form of Opinion of Alston & Bird LLP
Exhibit C — Form of Escrow Agreement

- iii -

AGREEMENT AND PLAN OF MERGER
     Agreement entered into as of April 24, 2008 by and among Netezza Corporation, a Delaware corporation (the “Buyer”), Netezza Holding Corp., a North Carolina corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and NuTech Solutions, Inc., a North Carolina corporation (the “Company”).
     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive cash in exchange for their capital stock of the Company.
     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, certain stockholders of the Company have entered into voting agreements with the Buyer relating to the voting of their shares of stock of the Company in connection with the merger. On or before the Closing and as a condition and inducement to the Buyer’s willingness to consummate the Merger, certain employees of the Company will have entered into Employment Agreements with the Buyer.
     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
ARTICLE I
THE MERGER
     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 55-11-06 of the North Carolina Business Corporation Act.
     1.2 The Closing. The Closing shall take place remotely via the exchange of executed documents, commencing at 9:00 a.m. (Boston time) on the Closing Date.
     1.3 Actions at the Closing. At the Closing:
          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;
          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;
          (c) the Surviving Corporation shall file with the Secretary of State of the State of North Carolina the Articles of Merger;
          (d) the Buyer shall remit (by check or by wire transfer of immediately available funds) to the Exchange Agent an amount equal to the Initial Purchase Price in accordance with Section 1.7; and

          (e) the Buyer, the Indemnification Representatives and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deposit $600,000 of the Purchase Price with the Escrow Agent in accordance with Section 1.9.
     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to more fully give effect to the transactions contemplated by this Agreement.
     1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:
          (a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Company Shares held in the Company’s treasury) shall be converted into and represent the right to receive (i) following the Closing, the amount determined by dividing the Initial Purchase Price by the number of Company Shares outstanding immediately prior to the Effective Time, without any interest thereon, and (ii) amounts per share payable to the Company Stockholders from the Escrow Amount pursuant to the terms of the Escrow Agreement. Only the Initial Purchase Price shall be payable to Company Stockholders promptly following the Closing; $600,000 of the Purchase Price shall be placed into escrow at the Closing pursuant to Section 1.9 of this Agreement and distributed pursuant to the terms of the Escrow Agreement.
          (b) Each Company Share held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.
          (c) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.
     1.6 Dissenting Shares.
          (a) Dissenting Shares shall not be converted into or represent the right to receive payment of any portion of the Purchase Price unless the Company Stockholder holding such Dissenting Shares shall have forfeited or properly withdrawn his, her or its dissenters’ rights under the North Carolina Business Corporation Act. If such Company Stockholder has so forfeited or withdrawn his, her or its dissenters’ rights, then, (i) as of the occurrence of such event, such Company Stockholder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the amounts payable in respect of such Company Shares pursuant to Section 1.5 of this Agreement and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to such Company Stockholder a payment representing the Initial Purchase Price Per Share for such Company Stockholder’s Company Shares and shall pay to the Escrow Agent that portion of the Escrow Amount attributable to such Company Shares.
          (b) The Company shall give the Buyer (i) prompt notice of any written notices or communications asserting dissenters’ rights with respect to any Company Shares and any other written communications or instruments that relate to such dissenters’ rights received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to dissenters’ rights under the North Carolina Business Corporation Act. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any claims of dissenters’ rights or offer to settle or settle any such claims or rights.
     1.7 Exchange of Certificates for Initial Purchase Price.
          (a) Prior to the Effective Time, the Company shall appoint the Exchange Agent subject to approval by the Buyer to effect the payment of the Initial Purchase Price in exchange for Certificates. As soon as practicable after the Effective Time, the Company shall cause the Exchange Agent to send a notice and a transmittal form to each Company Stockholder advising such Company Stockholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Company Stockholder’s Certificate(s) in exchange for payment of his, her or its portion of the Initial Purchase Price. Each Company Stockholder, upon proper surrender of his, her or its Certificate(s) to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) payment of the Initial Purchase Price Per Share for each Company Share represented by such Certificate and, upon release of the Escrow Amount, his, her or its interest in the Escrow Amount. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Initial Purchase Price Per Share and his, her or its interest in the Escrow Amount attributable thereto.
          (b) If any portion of the Initial Purchase Price is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that (i) the Certificate so surrendered shall be properly assigned, endorsed or accompanied by appropriate stock powers and (ii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.
          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Purchase Price Per Share for each Company Share represented by such Certificate. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond or other appropriate assurance, in such sum, in the case of a bond, as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.
          (d) Neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any amount payable to such Company Stockholder pursuant to Section 1.5 of this Agreement that is delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     1.8 Options and Warrants. Prior to the Effective Time, the Company shall, in a form reasonably satisfactory to the Buyer, provide for a termination or replacement with cash of such Option or Warrant effective immediately prior to the Effective Time to the extent it has not been previously exercised or terminated, including without limitation any Options or Warrants that are vested, but are not exercised, or will vest upon the Closing. The Company shall terminate all Company Stock Plans immediately prior to the Effective Time or shall make such other provision for each such Company Stock Plan, in a manner reasonably acceptable to the Buyer, in order to ensure that no Options or Warrants are outstanding under such Company Stock Plans as of the Effective Time.
     1.9 Escrow.
          (a) On the Closing Date, the Buyer shall deposit with the Escrow Agent an amount equal to $600,000. The Escrow Fund shall be held by the Escrow Agent to serve as the sole source of payment as a result of a successful claim, if any, by the Buyer pursuant to Article VI of this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely in accordance with the terms of the Escrow Agreement.
          (b) The Requisite Shareholder Approval of this Agreement and the Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Amount in escrow and the appointment of the Stockholder Representatives.
     1.10 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated so as to read in their entirety as set forth on Exhibit A hereto, and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended, subject to the limitations of this Agreement, in accordance with the provisions thereof and the North Carolina Business Corporation Act.
     1.11 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto except as provided herein or by law. Immediately prior to the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall be considered to be made for purposes of all other sections or subsections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other sections or subsections of the Disclosure Schedule is reasonably apparent from the text of such disclosure.
     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of North Carolina. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and Bylaws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.
     2.2 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 150,000,000 Company Shares, of which, as of the date of this Agreement, 60,277,368 shares are issued and outstanding and no shares held as treasury shares, and (ii) 50,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued or outstanding.
          (b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list of the stockholder of the Company as of the date of this Agreement, showing the number of Company Shares held by each stockholder of the Company. Section 2.2(b) of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder of the Company, the vesting schedule (including any acceleration provisions with respect thereto) and the repurchase price payable by the Company. All of the issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding Company Shares have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.
          (c) Section 2.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Company Shares issued as of the date of this Agreement under such Company Stock Plan and the number of Company Shares subject to outstanding options under such Company Stock Plan; (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan or other agreement under which it was granted, the number of Company Shares subject to such Option and the exercise price and the date of grant; and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of Company Shares subject to such Warrant and the exercise price and the date of issuance. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans and forms of all stock option or other agreements pursuant to which all Options and all Warrants were issued. All of the Company Shares subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.
          (d) As of the date of this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
          (e) There is no agreement, written or oral, between the Company and any holder of its securities, or, to the best of the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the Company Shares.
     2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company. Subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Company stockholders, the consummation by the Company of the Merger has been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and the stockholders of the Company, (ii) adopted this Agreement in accordance with the applicable provisions of the North Carolina Business Corporation Act and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their approval and resolved to recommend that the stockholders of the Company vote in favor of the approval of this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     2.4 Noncontravention. Subject to the filing of the Articles of Merger in accordance with the North Carolina Business Corporation Act, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the Merger, will (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company or the charter, bylaws or other organizational documents of any Subsidiary, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets.
     2.5 Subsidiaries.
          (a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.
          (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to the Buyer complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock or other equity securities of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the issued and outstanding shares or other equity securities of each Subsidiary are held of record and owned beneficially by the Company, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any shares of capital stock or other equity securities of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock or other equity securities of any Subsidiary.
          (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.
     2.6 Financial Statements and Accounting Matters.
          (a) The Company has provided the Financial Statements to the Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and its Subsidiaries in all material respects.
          (b) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately in all material respects, and appropriate procedures are implemented to effect the collection thereof on a current and timely basis except where the failure to maintain its books and records or to maintain such control would not be expected to result in a material change to the financial statements of the Company.
     2.7 Absence of Certain Changes. Since December 31, 2007, (a) there has occurred no event or development which, individually or in the aggregate, has had, or should be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any action outside the Ordinary Course of Business.
     2.8 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the face of the Most Recent Balance Sheet, (b) liabilities which have arisen since December 31, 2007 in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the face of a balance sheet.
     2.9 Tax Matters.
          (a) For the five (5) taxable years of the Company preceding the Merger, the Company and each of its Subsidiaries has properly filed on a timely basis (including any extensions) all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company and each of its Subsidiaries have properly paid on a timely basis all Taxes, whether or not shown on any Tax Returns, that were due and payable. All Taxes that the Company and each of its Subsidiaries was required by law to withhold or collect has been withheld or collected and, to the extent required, has been properly paid on a timely basis to the appropriate Governmental Entity. The Company and each of its Subsidiaries has complied in all material respects with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.
          (b) The unpaid Taxes of the Company and each of its Subsidiaries for periods ending December 31, 2007 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period beginning January 1, 2008 and ending on the Closing Date are, or will be, attributable to the conduct by the Company and each of its Subsidiaries of their respective operations in the Ordinary Course of Business and are, or will be, consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year.
          (c) Neither the Company nor any of its Subsidiaries is or has ever been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor and any of its Subsidiaries has any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), or, to its knowledge, as a transferee or successor, by contract, or otherwise for any Taxes of any person or entity (including without limitation any affiliated, combined or unitary group of corporations or other entities that included the Company or any of its Subsidiaries during a prior taxable period) other than the Company or any Subsidiary.
          (d) The Company has delivered or made available to the Buyer (i) copies of all Tax Returns of the Company and each of its Subsidiaries, which are complete and correct in all material respects, relating to Taxes for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated, and the Company does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that such jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.
          (e) Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.
          (f) Neither the Company nor any of its Subsidiaries is a party to any Tax litigation. The Company has disclosed on its federal income Tax Returns all positions taken therein that in the reasonable judgment of the Company could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company and each of its Subsidiaries has disclosed on its federal and state income Tax Returns all reportable transactions as defined in Treasury Regulation Section 1.6011-4 and, if applicable, comparable provisions under state law.

          (g) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.
          (h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (i) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is it a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G (b)(4) and 280G(b)(5) thereof).
          (j) None of the material assets of the Company or any of its Subsidiaries (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
          (k) Neither the Company nor any of its Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Time (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Effective Time; (iii) deferred intercompany transaction or any excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time. The Company and each of its Subsidiaries currently utilize the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.
          (l) Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.
          (m) Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, and no stock or securities of the Company or any of its Subsidiaries has been distributed in a transaction to which Section 355 or Section 361 of the Code applies.

          (n) Section 2.9(n) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any of its Subsidiaries files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or any of its Subsidiaries’ nexus with such jurisdiction.
          (o) Neither the Company nor any of its Subsidiaries is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company or any of its Subsidiaries is subject to an election under former Section 341(f) of the Code.
          (p) To the knowledge of the Company, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any lien on the assets of the Company or any of its Subsidiaries, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (q) The Company and each of its Subsidiaries has maintained records, including all applicable exemption, resale or other certificates, of (i) all material sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other material sales for which sales Tax or use Tax was not collected by the Company or any of its Subsidiaries and as to which the seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes, which records are complete and accurate in all material respects.
          (r) To its knowledge, neither the Company nor any of its Subsidiaries has any liability under the escheat laws or any other laws of any jurisdiction relating to abandoned property.
          (s) Neither the Company nor any of its Subsidiaries is bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
          (t) There is no limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign, state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).
     2.10 Assets. The Company or one of its Subsidiaries is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company and its Subsidiaries, free and clear of all Security Interests. Each of the Company and its Subsidiaries owns or leases tangible assets sufficient for the conduct of its business as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice in all material respects, is in good operating condition and repair (subject to normal wear and tear) and is suitable in all material respects for the purposes for which it presently is used.

     2.11 Owned Real Property. Neither the Company nor any Subsidiary has any owned real property.
     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:
          (a) such Lease is legal, valid, binding, enforceable and in full force and effect;
          (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
          (c) neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such Lease; and
          (d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such Lease.
     2.13 Intellectual Property.
          (a) Company Registrations. Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. To the knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company, except to those no longer used or useful to the Company in the ordinary course of its business.
          (b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Company threatened, with respect to any Patent Rights included in the Company Registrations. To the knowledge of the Company, the Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no material misrepresentation in such applications. The Company has no knowledge of any information that would preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.

          (c) Ownership; Sufficiency. Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule. To the knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Company and the Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used and contemplated to be used in the future by the Company and the Subsidiaries, and (iii) otherwise to conduct the Company’s business in all material respects in the manner currently conducted and contemplated to be conducted in the future by the Company and the Subsidiaries.
          (d) Protection Measures. The Company or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence the trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary have complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company or any Subsidiary. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third person. The Company has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.
          (e) Infringement by Company. None of the Customer Offerings, or the Exploitation thereof by the Company or its Subsidiaries infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Company’s or any Subsidiary’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the business of the Company and its Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
          (f) Infringement of Company Rights. To the knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.
          (g) Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which the Company or a Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property in the Customer Offerings. Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.
          (h) Inbound IP Agreements. Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or a Subsidiary Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property in the Customer Offerings. Except as set forth in the Disclosure Schedule, no third party inventions, methods, services, materials, processes or Software are included in or required to exploit the Customer Offerings or Internal Systems. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.
          (i) Source Code. Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any person, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Company and Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its Subsidiaries or escrow agent(s) or any other person to any third party.
          (j) Authorship. All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary, waiving their non-assignable rights (including moral rights) in favor of the Company or a Subsidiary and its permitted assigns and licensees, and have no residual claim to such materials.
          (k) Open Source Code. Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Company or its Subsidiaries have utilized in any way in the Exploitation of Company Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or its Subsidiaries. The Company and its Subsidiaries have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works or (z) redistributable at no charge or minimal charge).
          (l) Employee and Contractor Assignments. Each employee of the Company or any Subsidiary and each independent contractor of the Company or any Subsidiary, has executed a valid and binding written agreement expressly assigning to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.
          (m) Quality. The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company and its Subsidiaries have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.
          (n) Support and Funding. The Company and its Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

     2.14 Customers and Suppliers. Section 2.14 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than five percent (5%) of the consolidated revenues of the Company and its Subsidiaries during the fiscal year ended December 31, 2007 and the amount of revenues accounted for by such customer during each such year and (b) each supplier that is the sole supplier or licensor of any product, technology or service material to the business of the Company and its Subsidiaries. No such customer or supplier has indicated within the past twelve (12) months that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary.
     2.15 Contracts.
          (a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than twelve (12) months;
               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than twelve (12) months, (B) which involves more than the sum of $50,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (iv) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which the Company or any Subsidiary has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
               (v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of any significant portion of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
               (vi) any agreement concerning noncompetition currently in effect;
               (vii) any current employment or active consulting agreement;
               (viii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;

               (ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;
               (x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and
               (xi) any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business.
          (b) The Company has delivered or made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such agreement.
          (c) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been threatened or initiated; and, to the Company’s knowledge, the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company or any Subsidiary. Neither the Company nor any Subsidiary has been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to any Governmental Entity) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.
     2.16 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within ninety (90) days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable of the Company and its Subsidiaries that have arisen since December 31, 2007 are valid receivables subject to no setoffs or counterclaims and are collectible (within ninety (90) days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable outstanding as of the date of this Agreement in an amount in excess of $25,000 is subject to any contest, claim or setoff by such account debtor.
     2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
     2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary will be liable for retroactive premiums or similar payments, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.
     2.19 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company or any Subsidiary. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.
     2.20 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the applicable Subsidiary, which are set forth in Section 2.20 of the Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and its Subsidiaries in fulfilling its obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.
     2.21 Employees.
          (a) Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with his/her position, and the office in which he/she is based. Each current or past employee of the Company or any Subsidiary has entered into a confidentiality and assignment of inventions agreement with the Company or such Subsidiary, a copy or form of which has previously been delivered or made available to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all current employees and all employees who ceased employment within the prior year of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered or made available to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.
          (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has the Company or any Subsidiary experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.
     2.22 Employee Benefits.
          (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three (3) plan years for each Company Plan, have been delivered or made available to the Buyer.
          (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder. All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.
          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.
          (d) All of the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would materially adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.
          (e) None of the Company, any Subsidiary, or any ERISA Affiliate has ever (i) maintained an Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (ii) maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA, or (iii) been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a) (3) of ERISA).
          (f) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.
          (g) No act or omission has occurred and no condition exists, under the control of the Company, with respect to any Company Plan that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any material contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.
          (h) Each Company Plan is amendable and terminable by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.
          (i) Section 2.22(i) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of December 31, 2007.
          (j) Section 2.22(j) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any

Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
          (k) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A (d) (1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A (b) as a transfer of property for purposes of Code Section 83.
     2.23 Environmental Matters. Each of the Company and its Subsidiaries has complied with all applicable Environmental Laws, and real property currently or previously owned or leased by any one of them fully complies and has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. Neither the Company nor any Subsidiary has or may have any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.
     2.24 Legal Compliance. Each of the Company and its Subsidiaries is currently conducting, and has at all times conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any material law, rule or regulation.
     2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company and its Subsidiaries. Such listed Permits are the only Permits that are required for the Company and its Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the material terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and, to the Company’s knowledge, there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.
     2.26 Certain Business Relationships With Affiliates. No Affiliate of the Company (i) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (ii) has any claim or cause of action against the Company or any Subsidiary or (iii) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.
     2.27 Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     2.28 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders or Board of Directors and of all written consents executed in lieu of the holding of any such meeting, which records are complete and accurate in all material respects. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in all material respects in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and its Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.
     2.29 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY
     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.
     3.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
     3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform their respective obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.
     3.3 Noncontravention. Subject to the filing of the Articles of Merger as required by the North Carolina Business Corporation Act, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or bylaws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.
ARTICLE IV
COVENANTS
     4.1 Closing Efforts. Each Party shall use its respective Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied. In addition, the Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.
     4.2 Stockholder Approval.
          (a) The Company shall, within five (5) days after the execution of this Agreement, call and give notice of the Company Stockholders Meeting, in accordance with the Company’s Articles of Incorporation and Bylaws and the North Carolina Business Corporation Act. The Company shall convene and hold the Company Stockholders Meeting no later than twenty (20) days after the execution of this Agreement. Together with notice of the Company Stockholders Meeting, the Company shall mail the Disclosure Statement to the stockholders of the Company. The Disclosure Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the requirements of Article 6, the escrow arrangements and the authority of the Stockholder Representatives, and a statement that the approval of this Agreement by the stockholders of the Company shall constitute approval of such terms), (ii) the unanimous recommendation of the Company’s Board of Directors that the stockholders of the Company vote in favor of the approval of this Agreement and the Merger (the “Company Recommendation”) and (iii) the notice required by Article 13 of the North Carolina Business Corporation Act with respect to the availability of dissenters’ rights and a copy of such Article 13.
          (b) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
          (c) As expeditiously as possible following the receipt of the Requisite Stockholder Approval at the Company Stockholders Meeting, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary certifying that the Requisite Stockholder Approval has been obtained.
     4.3 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement through the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business, including making regularly scheduled payments on its existing debt and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer, take, or agree to take, any of the following actions:
          (a) issue or sell any stock, options, warrants or rights to acquire any stock of the Company (except pursuant to the exercise of Options or Warrants outstanding on the date hereof), or amend any of the terms of any Options or Warrants, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);
          (b) issue or sell any stock or other securities of any Subsidiary;
          (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Shares;
          (d) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;
          (e) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(j) of this Agreement; except for normal increases in the Ordinary Course of Business for employees who are not executives, increase the compensation or benefits of, or materially modify the employment terms of, its employees, or pay any bonus or other benefit to its employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule); or hire any new officers or (except in the Ordinary Course of Business) any new employees;
          (f) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;
          (g) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;
          (h) pay any obligation or liability other than in the Ordinary Course of Business;
          (i) amend its Articles of Incorporation or Bylaws;
          (j) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;
          (k) institute or settle any Legal Proceeding; or
          (l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V of this Agreement not being satisfied.
     4.4 Access to Information. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries) to all premises, properties, financial, tax and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary. The Company shall make its management available to representatives of the Buyer as reasonably requested by the Buyer. The Company shall, at the request of the Buyer, introduce the Buyer to the Company’s principal suppliers, customers and employees to facilitate discussions between such parties and the Buyer in regard to the Buyer’s conduct of the business of the Company following the Closing.
     4.5 Exclusivity. The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. The Company shall immediately notify any party with which discussions or negotiations of the nature described in clause (i) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in clause (i) above, the Company shall, within one (1) business day after such receipt, notify the Buyer of its receipt of such inquiry, proposal or offer, including the identity of the other party. Notwithstanding anything to the contrary in this Section 4.5 or elsewhere in this Agreement, the Company’s Board of Directors or officers shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company if (x) the Company’s Board of Directors determines in good faith (based upon advice from legal counsel) that such action is required for the Company’s Board of Directors to comply with its fiduciary duties to the Company Stockholders under applicable law, and (y) the Company has obtained from such person a confidentiality agreement on terms the Company determines in good faith to be no less favorable to the Company than those contained in the confidentiality provisions of the letter of intent dated February 11, 2008 between the Buyer and the Company. If the Board of Directors of the Company receives a proposal of the nature described in the preceding sentence which it determines in good faith to be superior to the Merger (after consultation with its financial advisors and legal counsel), taking into account the person making such proposal and the likelihood and timing of consummation (including financial, legal, regulatory and other aspects of such proposal deemed relevant by the Company’s Board of Directors in good faith) and which is not conditioned upon obtaining additional financing (such other proposal, a “Superior Proposal”), (i) the Company shall promptly so notify the Buyer, including the terms of such Superior Proposal and (ii) the Company’s Board of Directors may withdraw or modify the Company Recommendation, approve or recommend the Superior Proposal or (only after terminating the Agreement pursuant to Section 7.1(f)) enter into an agreement with respect to such Superior Proposal (either of which shall be deemed, for purposes of Section 7.1(g) hereof, a withdrawal of the Company Recommendation) or terminate this Agreement in accordance with Section 7.1(f); provided, that, at least two (2) business days prior to taking any such action, the Company gives written notice thereof to the Buyer, setting forth in reasonable detail, the material terms and conditions of such Superior Proposal and the Buyer shall not have, within such two (2) business day period, proposed an improved transaction to the Company’s Board of Directors unless the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and legal counsel) that such improved transaction proposed by the Buyer is not at least as favorable to the Company Stockholders as the Superior Proposal. The foregoing notice requirements and opportunity for the Buyer to respond to such other proposal or offer shall similarly apply to any modification of such other proposal or offer received by the Company.
     4.6 Expenses. Except (i) as set forth in Article VI of this Agreement, (ii) as set forth in the Escrow Agreement and (iii) for the costs of review of the financial statements (which such costs will be shared equally by the Parties), each of the Parties shall bear their own respective costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company shall engage PricewaterhouseCoopers to perform an audit of Company’s financials for the fiscal years ended December 31, 2007 and 2006 and fiscal quarters ended March 31, 2008 and March 31, 2007. The audit shall begin on June 2, 2008. The Company shall be responsible for the costs of the audit up to $330,000 and Buyer shall be responsible for the costs of the audit in excess of $330,000.
     4.7 Purchase Price Calculation. On the date that is two (2) business days prior to the Closing Date, the Company shall deliver to the Buyer a written notice setting forth the Company’s calculation of the Purchase Price in accordance with the definition set forth in Article VIII of this Agreement, accompanied by supporting documentation for the amount of all of the components of such calculation. The Buyer and the Company shall in good faith discuss and attempt to resolve any questions or disagreements the Buyer may have with respect to such calculation. If any such questions or disagreements have not been resolved as of the scheduled Closing Date, the Closing Date shall be postponed until they are resolved.
     4.8 FIRPTA Tax Certificates. At the Closing, the Company shall deliver or cause to be delivered to the Buyer a certification that the Company is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If the Company has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to reduce the Purchase Price by an amount equal to any required withholding Tax under Section 1445 of the Code.
     4.9 Indemnification; Insurance. The Buyer shall not, for a period of six (6) years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Bylaws of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law. The Buyer shall guarantee the indemnification obligations of the Surviving Corporation under its Articles of Incorporation and By-laws. Notwithstanding anything contained in Section 4.3 or elsewhere in this Agreement to the contrary, the Company may obtain and fully pay for a “tail” directors’ and officers’ liability insurance policy covering those individuals who at the time of the execution of this Agreement are covered by the Company’s existing directors’ and officers’ liability insurance policy with a claims period of at least five (5) years following the Effective Time. The Buyer shall bear 50% of the cost of such tail coverage, and the balance of such cost shall be treated as a deduction from the “Purchase Price” under clause (b) of that definition.
ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER
     5.1 Condition to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to this Agreement and the Merger having received the Requisite Stockholder Approval.
     5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:
          (a) the number of Dissenting Shares shall not exceed 3.5 % of the number of outstanding Company Shares as of the Effective Time;

          (b) the Company and the Subsidiaries shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations and effected all of the registrations, filings and notices, that are required on the part of the Company or the Subsidiaries in connection with the Merger;
          (c) the Company shall have canceled or replaced with cash all outstanding Options and Warrants (other than those exercised prior to the Effective Time) and shall have delivered to the Buyer documentation of such cancellations or replacements reasonably satisfactory to the Buyer;
          (d) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) as though made as of the Closing;
          (e) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (f) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (g) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;
          (h) all employees of the Company and the Subsidiaries shall have entered into the Buyer’s standard form of Invention and Non-disclosure Agreement and Non-Competition and Non-Solicitation Agreement and all employees of the Company and the Subsidiaries listed in Section 4.1 of the Disclosure Schedule shall have entered into offer letters with the Buyer;
          (i) the Buyer shall have received from Alston & Bird LLP an opinion in substantially the form attached hereto as Exhibit B, addressed to the Buyer and dated as of the Closing Date; and
          (j) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:
          (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing;
          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (d) the Buyer shall have delivered to the Company the Buyer Certificate; and
          (e) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
ARTICLE VI
BUYER CLAIMS AGAINST ESCROW AMOUNT; INDEMNIFICATION BY BUYER
     6.1 Claims of Buyer Against Escrow Amount. To the extent of the Escrow Amount and subject to the terms and limitations hereof and of the Escrow Agreement, the Buyer shall be entitled to make claims against the Escrow Amount for any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;
          (b) any failure to perform any covenant or agreement of the Company contained in this Agreement;
          (c) any claim by a stockholder of the Company or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock, Options or Warrants of the Company; (ii) any rights of a stockholder of the Company (other than the right to receive their portion of the Purchase Price pursuant to this Agreement or dissenters’ rights under the applicable provisions of the North Carolina Business Corporation Act); (iii) any rights under the Articles of Incorporation or Bylaws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or
          (d) any claim by a customer of the Company or a Subsidiary with respect to products sold or licensed or services performed by the Company or a Subsidiary prior to the Closing (to the extent the Damages related thereto are not covered by insurance policies of the Company).
     6.2 Indemnification by the Buyer. The Buyer shall indemnify the Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Stockholders resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement; or
          (b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement
     6.3 Procedures for Claims.
          (a) A Claiming Party shall give written notification to the Responsible Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Claiming Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Claiming Party in so notifying the Responsible Party shall impair the Buyer’s claim against the Escrow Amount, in the case of a claim under Section 6.1 or relieve the Buyer of any liability or obligation, in the case of a claim for indemnification under Section 6.2, except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Responsible Party may, upon written notice thereof to the Claiming Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Claiming Party; provided that (i) the Responsible Party may only assume control of such defense if (A) it acknowledges in writing to the Claiming Party that any damages, fines, costs or other liabilities that may be assessed against the Claiming Party in connection with such Third Party Action constitute Damages for which the Claiming Party shall be entitled to recover from the Escrow Amount, in the case of a claim under Section 6.1, or to be indemnified in the case of a claim for indemnification under Section 6.2, pursuant to this Article VI and (B) in the case of a claim under Section 6.1, the ad damnum is less than or equal to the remaining Escrow Amount and (ii) the Responsible Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Claiming Party. If the Responsible Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Claiming Party shall control such defense. The Non-Controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-Controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Claiming Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Claiming Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Responsible Party assumes control of such defense and the Claiming Party reasonably concludes that the Responsible Party and the Claiming Party have conflicting interests or different defenses available with respect to such Third Party Action. The Responsible Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Claiming Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Claiming Party shall not be required if the Responsible Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Claiming Party from further liability and has no other adverse effect on the Claiming Party. The Claiming Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Responsible Party, which shall not be unreasonably withheld, conditioned or delayed.
          (b) In order to make a claim under this Article VI, a Claiming Party shall deliver a Claim Notice to the Responsible Party. If the Claiming Party is the Buyer, the Responsible Party shall deliver a copy of the Claim Notice to the Escrow Agent.
          (c) Within twenty (20) days after delivery of a Claim Notice, the Responsible Party shall deliver to the Claiming Party a Response, in which the Responsible Party shall: (i) agree that the Claiming Party is entitled to receive all of the Claimed Amount (in which case, if the responsible Party is the Buyer, the Response shall be accompanied by a payment by the Responsible Party to the Claiming Party of the Claimed Amount, by check or by wire transfer; or if the Claiming Party is the Buyer, the Responsible Party and the Claiming Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Claiming Party is entitled to receive the Agreed Amount (in which case, if the Responsible Party is the Buyer, the Response shall be accompanied by a payment by the Responsible Party to the Claiming Party of the Agreed Amount, by check or by wire transfer; or, if the Claiming Party is the Buyer, the Responsible Party and the Claiming Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Claiming Party is entitled to receive any of the Claimed Amount.

          (d) During the thirty (30)-day period following the delivery of a Response that reflects a Dispute, the Responsible Party and the Claiming Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30)-day period, the Responsible Party and the Claiming Party shall submit the Dispute to arbitration in accordance with the rules of the American Arbitration Association.
          (e) If, as set forth in Section 6.3(d), the Claiming Party and the Responsible Party submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:
               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.
               (ii) The parties shall commence the arbitration by jointly filing a written submission with the Boston office of the AAA in accordance with Commercial Rule 5 (or any successor provision).
               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.
               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.
               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.
               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Claiming Party and the Responsible Party.
          (f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Responsible Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Claiming Party may be entitled to make a claim against the Escrow Amount pursuant to Section 6.1 or a claim for indemnification pursuant to Section 6.2, as the case may be, and such Claiming Party reasonably determines that it has a valid business reason to fulfill such obligation, then

(i) such Claiming Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Responsible Party, (ii) such Claiming Party may subsequently make a claim in accordance with the provisions of this Article VI, and (iii) such Claiming Party shall recover, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to recovery pursuant to this Article VI (subject to the right of the Responsible Party to dispute the Claiming Party’s entitlement to recover, or the amount for which it is entitled to such recovery, under the terms of this Article VI).
          (g) For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Buyer, the Surviving Corporation or an Affiliate thereof comprises the Claiming Party, any references to the Responsible Party shall be deemed to refer to the Stockholder Representatives (acting for and on behalf of the Stockholders), and (ii) if the Stockholders comprise the Claiming Party, any references to the Claiming Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Stockholder Representatives (acting for and on behalf of the Stockholders). The Stockholder Representatives shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article VI. The Stockholder Representatives shall have no liability to any Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Article VI.
          (h) Notwithstanding any other provision of this Article VI or any other section of this Agreement to the contrary, the parties hereby acknowledge and agree that in no event shall any Stockholder have any personal liability for any existing or future obligation of the Company or the Surviving Corporation in the Merger as a result of his, her or its stock ownership in the Company, and the Buyer, Surviving Corporation and Affiliates thereof shall have no recourse against the Stockholders with respect to any claims by them as Claiming Parties hereunder, but shall have recourse only against the Escrow Fund as and to the extent provided herein and under the Escrow Agreement.
     6.4 Survival of Representations and Warranties. All representations and warranties in Article II and Article III of this Agreement shall survive the Closing and shall expire on the date one year following the Closing Date. If a Claiming Party delivers to an Responsible Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Claiming Party, the Claiming Party shall promptly so notify the Responsible Party; and if the Claiming Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Responsible Party and the Claiming Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Stockholders in accordance with the terms of the Escrow Agreement. The rights set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of a Claiming Party or any knowledge acquired (or capable of being acquired) by a Claiming Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which may be the subject of a claim hereunder or (ii) any waiver by a Claiming Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.
     6.5 Limitations.
          (a) Notwithstanding anything to the contrary herein, the Buyer (as a Claiming Party), shall not be entitled to make a claim for Damages against the Escrow Amount under this Article VI unless and until its aggregate Damages exceed $25,000 (at which point the Buyer shall be entitled to indemnification for its aggregate Damages under this Article VI, and not just amounts in excess of such amount). Neither the Buyer, the Surviving Corporation nor any Affiliate thereof shall in any event be entitled to assert or recover Damages in excess of the Escrow Fund.
          (b) Except with respect to claims based on fraud, after the Closing, the rights of the Claiming Parties under this Article VI and, as applicable, the Escrow Agreement shall be the exclusive remedy of the Claiming Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
          (c) No Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements resulting in a recovery of Damages by the Buyer for the Escrow Amount hereunder.
ARTICLE VII
TERMINATION
     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent;
          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (d) or (e) of Section 5.2 not to be satisfied and (ii) is not cured within ten (10) days following delivery by the Buyer to the Company of written notice of such breach;
          (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b)

of Section 5.3 not to be satisfied and (ii) is not cured within ten (10) days following delivery by the Company to the Buyer of written notice of such breach;
          (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before May 31, 2008 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);
          (e) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before May 31, 2008 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);
          (f) the Company may terminate this Agreement by giving written notice to the Buyer if the Company has received a Superior Proposal, has given the Buyer the written notice contemplated by Section 4.5 above, and the Buyer shall not have, within the two (2) business day period provided therein (as the same may be extended as provided therein), proposed an improved transaction to the Company’s Board of Directors unless the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and legal counsel) that such improved transaction proposed by the Buyer is not at least as favorable to the Company Stockholders as the Superior Proposal; or
          (g) the Buyer may terminate this Agreement if the Company’s Board of Directors withdraws or modifies the Company Recommendation in a manner adverse to the Buyer.
     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement prior to such termination); provided, however, that if this Agreement is terminated by the Company pursuant to Section 7.1(f) or by Buyer pursuant to Section 7.1(g), then simultaneously with such termination the Company shall reimburse Buyer for its out-of-pocket expenses incurred in connection with the Merger up to $200,000 and pay to Buyer a fee equal to $250,000.
ARTICLE VIII
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Articles of Merger” shall mean the articles of merger or other appropriate documents prepared and executed in accordance with Section 55-11-05 of the North Carolina Business Corporation Act.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of Section 5.3 is satisfied in all respects.
     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares.
     “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Claiming Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Claiming Party is entitled to a recovery for such Damages under Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Claiming Party.
     “Claiming Party” shall mean a party entitled, or seeking to assert rights to recover, Damages under Article VI of this Agreement.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” shall mean May 5, 2008; provided that if all of the conditions to the obligations of the Parties to consummate the Merger (excluding the delivery at the Closing of the documents set forth in Article V of this Agreement) have not been satisfied or waived by such date, the Closing Date shall be the date that is two (2) business days after the satisfaction or waiver of all of such conditions (excluding the delivery at the Closing of any of the documents set forth in Article V of this Agreement).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning set forth in the first paragraph of this Agreement.
     “Company Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.1 and clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving the Company or a Subsidiary) of Section 5.2 is satisfied in all respects.

     “Company Intellectual Property” shall mean shall the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
     “Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or a Subsidiary by any third party.
     “Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Buyer to operate the business of the Company and each of the Subsidiaries immediately after the Closing.
     “Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or a Subsidiary, in whole or in part.
     “Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate.
     “Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.
     “Company Shares” shall mean the shares of common stock, $.001 par value per share, of the Company.
     “Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.
     “Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.
     “Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.
     “Company Stockholders Meeting” shall mean the special meeting of stockholders of the Company for the purpose of obtaining the Requisite Stockholder Approval with respect to this Agreement and the Merger.
     “Controlling Party” shall mean the party controlling the defense of any Third Party Action.
     “Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous three (3) years or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous three (3) years or (iii) currently plans to provide or make available to third parties in the future.
     “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI of this Agreement).
     “Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.
     “Disclosure Statement” shall mean a written proxy or information statement containing the information prescribed by Section 4.2(a) of this Agreement.
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the approval of this Agreement and with respect to which dissenters’ rights shall have been duly asserted in accordance with Article 13 of the North Carolina Business Corporation Act and not effectively withdrawn or forfeited prior to the Effective Time.
     “Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.
     “Effective Time” shall mean the time at which the Surviving Corporation files the Articles of Merger with the Secretary of State of the State of North Carolina.
     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.
     “Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit C.
     “Escrow Agent” shall mean Wells Fargo Bank, N.A.
     “Escrow Amount” shall mean $600,000.
     “Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, including the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.9(a) and any further sums to be paid into escrow pursuant to the last sentence of Section 1.6(a).
     “Exchange Agent” shall mean Computershare.
     “Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI of this Agreement.
     “Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
     “Financial Statements” shall mean the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2006 and December 31, 2007, which have been reviewed by Pricewaterhouse Coopers.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
     “Initial Purchase Price” shall mean the Purchase Price less the Escrow Amount.
     “Initial Purchase Price Per Share” shall mean (i) the Initial Purchase Price divided by (ii) the aggregate number of outstanding Company Shares immediately prior to the Effective Time.
     “Intellectual Property” shall mean the following subsisting throughout the world:
     (a) Patent Rights;
     (b) Trademarks and all goodwill in the Trademarks;
     (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
     (d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;
     (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
     (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
     “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
     “Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or a Subsidiary or hosted at a third party site.

     “Lease” shall mean any lease or sublease pursuant to which the Company or a Subsidiary leases or subleases from another party any real property.
     “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.
     “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of December 31, 2007.
     “Non-Controlling Party” shall mean the party not controlling the defense of any Third Party Action.
     “Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
     “Option” shall mean each option to purchase or acquire Company Shares.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
     “Parties” shall mean the Buyer, the Transitory Subsidiary and the Company.
     “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

     “Purchase Price” shall mean:
     (a) $6,392,250; less
     (b) the sum of the following items: (i) any fees owed by the Company or a Subsidiary to any accountants, lawyers, brokers or investment bankers engaged by the Company or a Subsidiary in connection with the Merger including the fees payable by the Company for the audit of the Company’s financials for the fiscal years ended December 31, 2007 and 2006 and fiscal quarters ended March 31, 2008 and March 31, 2007 and the fees for the review of the financial statements, both of which are included in the $6,392,250 above, as set forth in Section 4.6; (ii) any amounts owed by the Company or a Subsidiary under any loan agreement, promissory note (including a convertible note) or other indebtedness, including accrued interest and any premiums payable under such instruments; (iii) any bonuses payable by the Company or a Subsidiary in connection with the Merger; (iv) any severance, change-in-control, retention or similar payments payable by the Company or a Subsidiary in connection with the Merger; (v) any amounts owed with respect to accounts receivable of the Company or a Subsidiary that have been outstanding for more than ninety (90) days as of the Closing and reasonably believed to be a collection risk; (vi) the amount of any accounts payable, accrued liabilities or other obligations of the Company or a Subsidiary as of the Closing that were not incurred in the Ordinary Course of Business; (vii) any amounts owed or paid to Option or Warrant holders in connection with the termination or replacement with cash of such Options or Warrants as required by this Agreement; and (viii) fifty percent (50%) of the cost of the directors’ and officers’ liability insurance policy as set forth in Section 4.9; plus
     (c) the amount of cash and cash equivalents of the Company and the Subsidiaries as of the Closing; provided that in no event may the amount added to $6,392,250 pursuant to this clause (c) exceed the amount deducted from $6,392,250 pursuant to clause (b) above.
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.
     “Requisite Stockholder Approval” shall mean the approval of this Agreement and the Merger by the holders of a majority of the outstanding Company Shares entitled to vote on this Agreement and the Merger.
     “Response” shall mean a written response containing the information provided for in Section 6.3(c).
     “Responsible Party” shall mean the Stockholder Representatives in the case of a claim for Damages by the Buyer under Section 6.1, and the Buyer in the case of a claim for indemnification by the Stockholders under Section 6.2.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.
     “Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
     “Stockholder Representatives” shall mean Daniel Cullen and Robert MacDonald.
     “Stockholders” shall mean the Company Stockholders receiving their portion of the Purchase Price pursuant to Section 1.5 of this Agreement.
     “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     “Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.
     “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
     “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
     “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI of this Agreement.
     “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

     “Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.
     “Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options shall not be considered Warrants.
ARTICLE IX
MISCELLANEOUS
     9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule.
     9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I of this Agreement concerning payment of the Purchase Price are intended for the benefit of the Company Stockholders and the provisions of Article VI of this Agreement concerning indemnification are intended for the benefit of the Indemnifying Stockholders.
     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the confidentiality provisions of the letter of intent dated February 11, 2008 between the Buyer and the Company shall remain in effect.
     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.4 is void.
     9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:
NuTech Solutions, Inc.
121 West Trade Street
Suite 1900
Charlotte, NC 28202
Attn: President
Copy to:
Alston & Bird LLP
Bank of America Plaza
Suite 4000
101 South Tyron Street
Charlotte, NC 28280-4000
Attn: Gary C. Ivey, Esq.
If to the Buyer or the Transitory Subsidiary:
Netezza Corporation
2000 Crossing Boulevard
Framingham, MA 01702
Attn: Chief Financial officer
Copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Patrick J. Rondeau, Esq.
     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     9.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts; provided that all provisions in this Agreement relating to the authorization, effectuation and effect of the Merger shall be governed by the laws of the State of North Carolina.

     9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the North Carolina Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
[Signatures Appear on Following Page.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NETEZZA CORPORATION

By:	/s/ Patrick J. Scannell, Jr.

Title:	Senior Vice President and CFO

NETEZZA HOLDING CORP.

By:	/s/ Patrick J. Scannell, Jr.

Title:	Secretary and Treasurer

NUTECH SOLUTIONS, INC.

By:	/s/ Thomas H. Wilson, Jr.

Title:	Chairman